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                                                                    EXHIBIT 99.1


                        DART GROUP CORPORATION ANNOUNCES
                 CONDITIONAL SETTLEMENT AGREEMENT IN PRINCIPLE
                              WITH HERBERT H. HAFT

               LANDOVER, MD., April 22, 1997 -- Dart Group Corporation (Nasdaq:
DARTA) announced today that it has reached a conditional settlement agreement in principle with Herbert H. Haft, the Company's founder and its present Chairman and Chief Executive Officer. If the settlement contemplated by the agreement in principle is implemented, Herbert Haft, 76, will retire from his positions as Chairman of Dart and its three major operating subsidiaries:
Shoppers Food Warehouse Corp., Trak Auto Corporation and Crown Books Corporation. Mr. Haft also will relinquish his claim to voting control of Dart.

               Under the settlement contemplated by the agreement in principle, Herbert Haft would sell to the Company all of his shares of stock and stock options in Dart, Trak Auto and Crown Books. The settlement also would terminate Herbert Haft's employment agreement with Dart and would resolve all outstanding litigation and disputes between Dart and Herbert Haft. Mr. Haft would also assign certain real estate interests to the Company.

               Herbert Haft will receive $29.7 million from Dart if the settlement is implemented. Herbert Haft would also receive an additional $11.6 million from escrowed funds previously paid by Dart to Ronald Haft as part of its October 1995 settlement with Ronald Haft (and $700,000 interest on those funds). The agreement in principle also contemplates that Dart would make a $10 million loan to a partnership owned by Herbert and Ronald Haft, which loan would be secured by such partnership's interests in three shopping centers located in suburban Washington, D.C. and would be personally guaranteed by Ronald Haft.

               Implementation of the agreement in principle is subject to the negotiation of a definitive settlement agreement satisfactory to Dart and Dart's receipt of satisfactory advice from its investment bankers. The agreement in principle states that it will terminate if a definitive settlement agreement is not entered into by May 9, 1997. The agreement in principle is also conditioned on Dart's entering into a supplemental settlement with Ronald Haft and a comprehensive settlement with Gloria, Robert and Linda Haft. Negotiations with respect to these related settlements are currently underway.

               Closing of the transactions contemplated by the agreement in principle also is subject to (1) final and non-appealable action by the Delaware Court of Chancery or the Delaware Supreme Court approving all of the terms of the





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settlement, terminating certain putative derivative actions pending with respect to Dart in the Delaware Court of Chancery, and approving the October 1995 settlement between Dart and Ronald Haft and the supplemental settlement between Dart and Ronald Haft, and (2) final and non-appealable action by the U.S. Bankruptcy Court approving the effectiveness of Chapter 11 plans of reorganization for certain real estate entities owned by Mr. Haft and members of his family.

               There can be no assurance that a definitive settlement agreement between Dart and Herbert Haft will be entered into and that the transactions contemplated by the conditional agreement in principle will be implemented.

               In its negotiation with members of the Haft family, Dart is represented by the Executive Committee of its Board of Directors, comprised of Larry G. Schafran, Chairman, Douglas M. Bregman, Esq. and Bonita A. Wilson.

               For further information, contact Larry G. Schafran
(301-731-1502).





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